                EXHIBIT 12--RATIO OF EARNINGS TO FIXED CHARGES

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

                                                                  Year Ended December 31
                                                              ------------------------------
                                                              1999  1998  1997    1996  1995
                                                              ----  ----  -----   ----  ----
Pretax earnings.............................................. $514  $564  $(178)  $130  $242
Portion of rents representative of the interest factor.......   22    20     21     18    22
Interest on indebtedness.....................................  166   260    244    235   207
Amortization of debt expense and premium.....................    1     1      1      1     1
WFC preferred stock dividend.................................    4     5      6      4     4
                                                              ----  ----  -----   ----  ----
    Adjusted income.......................................... $707  $851  $  94   $388  $476
                                                              ====  ====  =====   ====  ====
Fixed charges
-------------
    Portion of rents representative of the interest factor... $ 22  $ 20  $  21   $ 18  $ 22
    Interest on indebtedness.................................  166   260    244    235   207
    Amortization of debt expense and premium.................    1     1      1      1     1
    WFC preferred stock dividend.............................    4     5      6      4     4
                                                              ----  ----  -----   ----  ----
                                                              $193  $287  $ 272   $258  $234
                                                              ====  ====  =====   ====  ====
Ratio of earnings to fixed charges...........................  3.7   3.0    --     1.5   2.0
                                                              ====  ====  =====   ====  ====

Our earnings were insufficient to cover fixed charges by $178 million for the year ended December 31, 1997. We incurred pre-tax restructuring charges of $343 million in 1997 to better align our cost structure within the global home-appliance marketplace. Excluding the impact of these restructuring charges, our ratio of earnings to fixed charges in 1997 would have been 1.6.